SHARE PURCHASE AGREEMENT


     This Share Purchase Agreement (the "Agreement"), entered into as of 25 June 1997, by and among:

1. V.M.H. N.V., a company organized and existing under the laws of Belgium, having its registered office at Weggevoerdenlaan 5, 8500 Kortrijk;

2. V.R.C. N.V., a company organized and existing under the laws of Belgium, having its registered office at Paepsemlaan 28/30, 1070 Brussels;

3. Ets. Victor Dambois S.A., a company organized and existing under the laws of Belgium, having its registered office at Quai de Coronmeuse 39, 4000 Li<e`>ge;

4. Transport International Nieuwenhuyse N.V., a company organized and existing under the laws of Belgium, having its registered office at Weggevoerdenlaan 5, 8500 Kortrijk;

5.   Mrs. Raymond Van Marcke, Smokkelpotstraat 31, 8500 Kortrijk;

6.   Mr. Carl Van Marcke, Kasteelstraat 6, 9770 Kruishoutem;

7.   Mr. Bruno Van Marcke, Chemin des Ablens 2, 7900 Grandmetz;

     hereinafter individually referred to as a "Seller" and collectively as "Sellers", each acting in their capacity of shareholder of RADIO-ACTIVE SYSTEMS, a corporation organized and existing under the laws of Belgium, whose registered office is situated at Weggevoerdenlaan 5, 8500 Kortrijk, registered with the Registrar of Commerce of Kortrijk under n* 91241 (hereinafter the "Company"),

AND

     Detection Systems, Inc., a corporation organized and existing under the laws of the State of New York, having its registered office at 130 Perinton Parkway, Fairport, New York 14450, United States of America, hereinafter referred to as "Buyer".

     Sellers and Buyer are referred to herein from time to time individually as a "Party" or collectively as the "Parties".
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                           -2-
WHEREAS, Sellers collectively own 2,557 or 78.7% of the 3,250 registered shares issued by and representing the share capital of the Company;

WHEREAS, pursuant to that certain letter of intent dated May 20, 1997 (the "Letter of Intent"), Sellers desire to sell and Buyer desires to purchase said 2,557 shares, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in connection with the Letter of Intent, Sellers and Buyer have executed that certain escrow agreement dated May 21, 1997 (the "Escrow Agreement"), pursuant to which Buyer has transferred an amount of USD 280,000 to an account opened by it with Generale Bank, branch office Waterpoort 1, 8500 Kortrijk (the "Escrow Funds");

WHEREAS, Parties have agreed that they will not instruct the Generale Bank, branch office Waterpoort 1, 8500 Kortrijk, to distribute the Escrow Funds together with interest earned on the deposit to Sellers, as provided in the Escrow Agreement, but they shall, on the contrary, instruct the Generale Bank to refund the Escrow Funds to Buyer; Buyer however shall pay Sellers, at the date of execution of this Agreement, the full amount of the purchase price for the 2,557 shares of the Company Sellers desire to sell and Buyer desires to purchase;

WHEREAS, the official receivers of Gemel Italy S.P.A, Via Campo di Maggio 40, 21022 Brunello, Varese, Italy, have confirmed the Company in writing that the trade receivable that the Company has on Gemel Italy S.P.A. may be set off against outstanding debt claims of Gemel Italy S.P.A. on the Company and that the remaining balance due by the Company to Gemel Italy S.P.A. shall be cancelled by Gemel Italy S.P.A. in their books; the letter at issue of Gemel Italy S.P.A. is attached to this Agreement as
Schedule 1;

WHEREAS, the outstanding balance of said receivable on Gemel Italy S.P.A. was discounted for BEF 1,555,386 in the Company's audited accounts relating to the financial year ended December 31, 1996;

WHEREAS, Parties therefor have agreed to raise the price, mentioned in article 5 of the Letter of Intent, for the 2,557 shares of the Company Sellers desire to sell and Buyer desires to purchase, by the amount of the trade receivable that the Company had on Gemel Italy S.P.A., being BEF 1,555,386 and that, as such, the purchase price for the mentioned 2,557
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                             -3-
shares is BEF 99,897,819; it being expressly understood, however, that in the event and at the time that it would appear that the above-referenced set-off is legally unenforceable, Parties shall consult with each other so as to reach an equitable solution for a downward adjustment of said purchase price; provided, however, that said downward adjustment shall in no event exceed BEF 1,555,386;

WHEREAS, Buyer has performed a due diligence of the business and the assets of the Company, which included the examination of the consistent application of the Company's valuation rules and the conformity of the Belgian statements with the Belgian accounting law as reflected in the audited accounts for 1996 which were prepared by Hermant Dod<e'>mont & C* and are attached to this Agreement as Schedule 2, as well as all items set forth in Schedule 3.

WHEREAS, Buyer has entertained a commercial relationship with the Company over the past years as one of its main suppliers and, as such, has a reasonable knowledge of the Company's business.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1 - PURCHASE AND SALE OF SHARES

     Upon the terms and subject to the conditions of this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, 2,557 registered shares representing 78.7% of the corporate capital of the Company (the "Shares") for an aggregate purchase price (the "Purchase Price") of BEF 99,897,819 and, at the date of execution of this
Agreement:

     - Buyer shall pay to Sellers the full amount of the Purchase Price by means of a certified check. This payment shall not entail any costs or expenses for Sellers. The Purchase Price has been established as set forth in article 5 of the Letter of Intent, but has been increased by the amount of the trade receivable which the Company had on Gemel Italy S.P.A., Via Campo di Maggio 40, 21022 Brunello, Varese, Italy, and which was discounted in the Company's audited accounts relating to the financial year ended December 31, 1996.

     - Immediately after having received the full Purchase Price, each Seller shall sell, assign, transfer and deliver to
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                              -4-
Buyer, the number of Shares set forth beside such Seller's name on Schedule 4 hereto, and deliver all certificate(s), instruments and documents required to be delivered by such Seller to validly effectuate the transfer of such Shares;
specifically, each Seller shall at that moment cause the Company's shares register to be duly amended so as to validly reflect the transfer of such Shares to Buyer.

ARTICLE 2 - ADJUSTMENT OF THE PURCHASE PRICE

     In the event and at the time that the Company would be obliged to reinstate the discount recorded in the Company's annual accounts relating to the financial year ended December 31, 1996 in respect of the trade receivable which the Company had on Gemel Italy S.P.A., Via Campo di Maggio 40, 21022 Brunello, Varese, Italy, the Parties shall consult with each other so as to reach an equitable solution for a downward price adjustment and a partial reimbursement by Sellers of the Purchase Price set forth in Article 1 hereof; it being expressly understood, however, that the amount of said downward adjustment and partial reimbursement by Sellers of the Purchase Price shall in no event exceed BEF 1,555,386.

ARTICLE 3 - REIMBURSEMENT OF ESCROW FUNDS

     At the date of execution of this Agreement, Sellers and Buyers shall execute an amendment to the Escrow Agreement, approved and signed by the Generale Bank, branch office Waterpoort 1, 8500 Kortrijk, instructing the Generale Bank to distribute the Escrow Funds together with interest earned on the deposit since May 21, 1997 to Buyer (the "Amendment"). The Amendment is attached to this Agreement as Schedule 5.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller represents and warrants to Buyer that the following are true, correct and complete as of the date of this Agreement:

     4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Belgium and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     4.2 AUTHORITY. Each Seller has all requisite authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly
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                               -5-
executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller enforceable against it in accordance with its terms. Each Seller is entitled to sell and procure the transfer of the full legal and beneficial ownership in its/his Shares of the Company to Buyer, free and clear of all encumbrances and third party's rights in accordance with the terms of this Agreement.

     4.3 NO VIOLATION OR CONFLICT. Neither the execution and delivery of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated hereby or compliance by Sellers with the provisions hereof will conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any security interest upon any of the properties or assets of the Company under, any provision of the articles of incorporation or by-laws or the comparable charter or organization documents of the Company.No filing or registration with, or authorization, permit, waiver, consent or approval of, any governmental entity or authority, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity") is, under Belgian law, required to be obtained or made for the execution, delivery and performance by Sellers of this Agreement. The approval of the board of directors of the Company, required pursuant to article 8 of the articles of incorporation ("statuten") of the Company, in case of transfer of shares of the Company, has been obtained.

     4.4 SHARES. The stated capital of the Company consists of 3,250 shares, issued in registered form, each with a nominal value of BEF 1,000, representing a total capital of BEF 3,250,000. All Shares are validly authorized and issued, are fully paid-in and all such Shares are free and clear of any encumbrances, liens, pledges, charges, rights of first refusal, or security rights. However, pursuant to article 8 of the articles of incorporation ("statuten") of the Company, the approval of the board of directors of the Company is required in case of a transfer of shares of the Company. Sellers have not approved any security, option, warrant, right, call, subscription, agreement, commitment, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.
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                              -6-

     4.5 FINANCIAL SCHEDULES. Attached hereto as Schedule 2 are the audited balance sheet (including the accompanying notes) and related audited income statement as of and for the financial year ended December 31, 1996 for the Company (the "Financial Schedules"). The accounts included in the Financial Schedules present fairly and in all material respects the financial condition of the Company as of such date and the results of operations of the Company for such period.

     4.6 EVENTS SUBSEQUENT TO DECEMBER 31, 1996. (i) To the best knowledge of Sellers, there has, since December 31, 1996, not been any event, change or circumstance having, either individually or in the aggregate, an effect which has, at the date of execution of this Agreement, appeared to be materially adverse to the business, financial condition, operation or results of operations of the Company ("Material Adverse Effect"), or (ii) so far as Sellers know or may reasonably be expected to know, there has not been, since December 31, 1996, any material transaction except in the ordinary course of business relating to the assets or the business of the Company.

     4.7 TAX MATTERS. The Company has filed all tax returns and tax reports that it was required to file. All such tax returns and tax reports were correct and complete in all material respects. To the best knowledge of Sellers, there are no unpaid corporate taxes of the Company, except for corporate taxes the payment of which is not yet due, and there are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any corporate taxes due by the Company.

     4.8 LITIGATION. Except as set forth in Section A of the Disclosure Letter attached to this Agreement as Schedule 6, there are no claims, actions, suits, inquiries, investigations, or proceedings pending, involving the Company.

     4.9 EMPLOYEES. Except as set forth in Section B of the Disclosure Letter attached to this Agreement as Schedule 6, the Company is not a party or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices (i.e. practices not commonly imposed or applied by a reasonable employer), or other collective bargaining disputes within the last five
(5) years and none is pending, or to the knowledge of Sellers, threatened.

     4.10 GENERAL. Each of the representations and warranties
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                           -7-

set forth in this Article 4 and the Disclosure Letter thereto is true and accurate. Buyer has relied on the representations and warranties of Sellers explicitly set forth in this Article
4 and on the Disclosure Letter thereto.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller that the following are true, correct and complete as of the date of this Agreement:

     5.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as now being conducted.

     5.2 AUTHORIZATION. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally. However, as of the execution of this Agreement, no bankruptcy, insolvency, reorganization or any other event implying the applicability of a law affecting the rights of creditors of Buyer is, as far as reasonably can be foreseen at this time, pending or threatening.

     5.3 NO VIOLATION - CONSENTS. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby or compliance by Buyer with the provisions hereof will conflict, or result in any violation of, or default under, or give rise to a right of termination or cancellation of this Agreement under, the articles of incorporation or by-laws or any other charter or organization document of Buyer. No filing or registration with, or authorization, permit, waiver, consent or approval of, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement.

     5.4 DUE DILIGENCE. Buyer has performed a due diligence of the business and the assets of the Company. This due diligence included the examination of the consistent application of the Company's valuation rules and the accordance of the Belgian statements to the Belgian accounting law as reflected in the audited accounts for 1996 which were prepared by Hermant Dod<e'>mont & C* and are attached to this Agreement as Schedule 2, as well as all items set forth in Schedule 3. During this due diligence, Buyer has been assisted by the law firm Van Bael & Bellis and the audit company Price Waterhouse.

     5.5 KNOWLEDGE OF THE COMPANY'S BUSINESS. Buyer has entertained a commercial relationship with the Company over the past years as one of its main suppliers and, as such, has a reasonable knowledge of the Company's business.

     5.6 DAY-TO-DAY MANAGEMENT. Buyer acknowledges that the day-to-day management of the Company has been performed by N.V. (formerly B.V.B.A.) SDM, a company organized and existing under the laws of Belgium, having its registered office at Sint-Annastraat 71, Kortrijk, registered with the Registrar of Commerce of Kortrijk under n* 109020 and managed by Mr.
P. Sabbe ("SDM"), according to a co-operation agreement ("Samenwerkings-overeenkomst") entered into between SDM and the Company on January 21, 1991. A copy of the Samenwerkingsovereenkomst is attached to this Agreement as Schedule 7.

ARTICLE 6 - RESIGNATION OF MEMBERS OF BOARD OF DIRECTORS

     Immediately following the execution of this Agreement, Sellers shall cause their members of the Board of Directors of the Company to resign in order to be replaced as of the date of execution of this Agreement by the representatives of Buyer. Buyer procures that, at the first annual general meeting of shareholders of the Company following the execution of this Agreement, a valid discharge of liability ("kwijting") within the meaning of article 79 of the Belgian Company Law will be granted, with respect to the period from 1 January 1997 until the date of execution of this Agreement, to all individuals who, at any time between 1 January 1997 and the date of execution of this Agreement, have been members of the Board of Directors of the Company.

ARTICLE 7 - SURVIVAL AND INDEMNIFICATION

     7.1 INDEMNITY PERIOD. The right on indemnification for breach of a representation, warranty, covenant or agreement contained in this Agreement, or in the Disclosure Letter or any Schedule, shall only exist until 31 December 1999. After this
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                               -9-
date, no claim may be brought by a Party against another Party with respect to this Agreement.

     7.2 JOINT AND SEVERAL LIABILITY OF SELLERS WHICH ARE LEGAL ENTITIES. Subject to the other provisions of this Article, the Sellers which are legal entities are jointly and severally liable for any and all breaches of the representations and warranties set forth in Article 4. Each Seller which is a natural person, however, can only be held liable for any and all breaches of the representations and warranties set forth in Article 4, pro rata the number of shares set forth beside such Seller's name on Schedule 4 hereto.

     7.3 LIMITATION ON INDEMNIFICATION AMOUNTS. Subject to Article 7.2 hereof, the aggregate obligations and aggregate liabilities of all Sellers for any and all breaches of:

     (i)  the representations and warranties set forth in Articles 4.1,
4.2 and 4.4 hereof shall in any case be limited to 35% of the Purchase Price, as determined in Article 1 hereof, it being understood that the obligations and liabilities of each individual Seller for such breaches is in any event limited to 35% of the part of the Purchase Price mentioned beside such Seller's name on Schedule 4;

     (ii) the other representations and warranties, and any and all failures to perform any covenant made by or on behalf of Sellers, under this Agreement, the Disclosure Letter and any Schedules hereto, and any and all other failures under this Agreement, the Disclosure Letter or any Schedule hereto, shall in any case be limited to BEF 10,000,000.

     7.4 INDEMNIFICATION. Subject to the other provisions of this Article, and therefor without prejudice to the Articles 7.1, 7.2 and 7.3 of this Agreement, from the date of execution of this Agreement:

     (i) Sellers shall only indemnify and hold harmless Buyer or its successors (the "Representatives"), as the case may be, from and against any losses, damages or expenses (with the exception of attorney's fees), judgments, fines (collectively, "Damages") Buyer or its Representatives have suffered, to the extent the Damages arise out any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Sellers, under this Agreement or in the Disclosure Letter or any Schedule hereto, and any and all failures under this Agreement, the Disclosure Letter or any Schedule hereto.

                               -10-
However, Sellers shall only indemnify and hold harmless Buyer or its Representatives from and against Damages which exceed
BEF 1,000,000 for each breach of representation or warranty or failure to perform any covenant or any other failure under this Agreement, the Disclosure Letter or any Schedule hereto. Buyer or its Representatives, as the case may be, shall notify Sellers within a period of one month from the earlier of (i) the occurrence or (ii) discovery of such breach of representations and warranties or failure to perform a covenant or failure under this Agreement, the Disclosure Letter or any Schedule hereto or (iii) the moment such breach of representations and warranties or failure to perform a covenant or failure under this Agreement, the Disclosure Letter or any Schedule hereto should reasonably have been discovered by Buyer. In absence of such a timely notification, Buyer looses any right to indemnification of any Damage which arises out the concerned breach of representations or warranty or failure to perform a covenant or failure under this Agreement, the Disclosure Letter or any Schedule hereto.

     (ii) Buyer shall indemnify and hold harmless Sellers or their Representatives (which definition includes heirs of such Seller), as the case may be, from and against any Damages Sellers or their Representatives have suffered, to the extent they arise out any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Buyer under this Agreement or any Schedule hereto or any other failure of Buyer under this Agreement or any Schedule hereto. Sellers or their Representatives, as the case may be, or one of the Sellers or its Representatives, shall notify Buyer within a period of one month from the earlier of (i) the occurrence or (ii) discovery of such breach of representations and warranties or failure to perform a covenant or (iii) the moment that such breach of representations and warranties or failure to perform a covenant should reasonably have been discovered by the concerned Seller(s). In the absence of such a timely notification, the concerned Seller(s) loose(s) any right to indemnification of any Damage which arises out the concerned breach of representation or warranty or failure to perform a covenant.

     (iii) Neither Sellers nor Buyer are under an obligation to indemnify the other Party, to the extent the breach of representations or warranties or the failure to perform any covenant made in this Agreement or in the Disclosure Letter or any Schedule hereto or any other failure under this Agreement, the Disclosure Letter or any Schedule hereto is due to the behaviour of such other Party. No indemnification may be
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                            -11-
claimed by Buyer, based upon facts, acts, omissions or general circumstances, the existence of which could not have been reasonably ignored by Buyer at the date of execution of this Agreement.

     (iv) Sellers can in any event only be held liable for the breach of representations and warranties set forth in Article 4.7 if the amount of taxes which are due but unpaid at the date of the execution of this Agreement exceed the amount of taxes for which provision is made in the Financial Schedules. Buyer accepts to indemnify and hold harmless Sellers from and against, any taxes due or payable by the Company as a result of, or in connection with, all taxable events occurring after the date of execution of this Agreement.

     7.5 THIRD PARTY CLAIMS AND ACTIONS AGAINST THIRD PARTIES. Promptly after receipt by any person entitled to indemnification under this
Article 7 (an "Indemnified Party") of notice of the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder or before the Indemnified Party brings a claim against a third party in respect of which the Indemnified Party will seek indemnification hereunder if the claim is rejected, the Indemnified Party shall notify each person that is obligated to provide such indemnification (an "Indemnifying Party") thereof in writing. Failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this
Article 7 or any other Article of this Agreement, the Disclosure Letter or any Schedule, but not from any liability that it may have to the Indemnified Party other than under this Agreement, the Disclosure Letter or any Schedule hereto. The Indemnifying Party shall be entitled to participate in the defense of such action or bringing of such a claim and, provided that within 15 days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefor and reasonably demonstrates that it will be able to pay the full amount of potential liability in connection with any such claim, to assume control of such defense or of the bringing of such claim; PROVIDED, HOWEVER, that:

     (i) the Indemnified Party shall be entitled to participate in the defence of such action or bringing of such claim and to employ counsel at its own expense to assist in the handling of such claim;

     (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any

                              -12-
settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, an order, injunction or other equitable relief would be imposed against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, conditions (financial or otherwise) or prospects of the Indemnified Party.

     The Indemnified Party shall give the Indemnifying Party sufficient access to all relevant information and documents, related to such action or claim, and necessary to enable the Indemnifying Party to participate in, or assume control of, the defence of such action or bringing of such claim.

     7.6 MITIGATION OF DAMAGES. Without prejudice to the right of the Indemnifying Party, as defined in article 7.5, pursuant to Article 7.5, Buyer and its Representatives shall, and shall cause the Company, to mitigate to any extent any Damages that may have arisen or may still arise from any event in respect of which indemnification by Buyer or its Representatives is, or will be, claimed. In particular, Buyer and its Representatives shall, and shall cause the Company, to bring any action, suit or proceeding against any other person or persons who may be liable or jointly liable for such Damages or for the cause of such Damages.

     7.7 DETERMINATION OF INDEMNIFICATION AMOUNTS. Subject to the other provisions of this Article, the amounts for which Sellers shall be liable under this Article 7 shall be determined taking into consideration (i) any insurance proceeds received by Buyer, its Representatives or the Company or to which Buyer, its Representatives or the Company are entitled in connection with the facts giving rise to the right of indemnification, (ii) any reimbursements, compensations or payments from any other person or persons received by Buyer, its Representatives or the Company or to which Buyer, its Representatives or the Company are entitled in connection with the facts giving rise to the right of indemnification, (iii) any savings of taxes realized or that may be claimed by Buyer, its Representatives or the Company, in connection with the facts giving rise to the right of indemnification.

     7.8 SUBROGATION. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 7, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all the rights of the Indemnified Party with respect to the claims to which such indemnification relates.

                               -13-
ARTICLE 8  - TERMINATION

     8.1  TERMINATION. This Agreement may be terminated at any time   by
mutual written consent of Buyer and Sellers.

     8.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Article 8.1 hereof, this Agreement shall forthwith become null and void and none of the Parties hereto or any of their respective officers, directors, employees, agents, consultants, shareholders or principals shall have any liability or obligation hereunder or with respect hereto.

ARTICLE 9  - MISCELLANEOUS

     9.1 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.2 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed duly given or served when personally delivered against receipt, on the third business day when sent by telex or telecopy (and confirmation received), on the next business day when sent by Federal Express or other nationally recognized overnight delivery service or on the fifth business day after deposit with the post office for delivery by registered or certified mail, postage prepaid (return receipt requested), as follows:

     If to the Sellers:

     Aforementioned address of Seller under no. 1.


     If to Buyer

     Aforementioned address of Buyer.


or such other address as shall be furnished in writing by such Party. Any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

     9.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the
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                                 -14-
Parties hereto (and, with respect to each individual Seller, the personal representatives and heirs of such Seller) and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Party; PROVIDED, FURTHER, HOWEVER, that Buyer may assign its interests or obligations hereunder to any of its affiliates, as defined in the Belgian Royal Decree of October
14, 1991 defining the notions parent establishment and affiliates for the application of the Company Law
("Affiliates"), other than the Company, without the Sellers' prior written consent. However, such assignment to any of the Affiliates of Buyer is only binding upon Sellers to the extent notice of assignment has been given to Sellers.

     9.4 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.

     9.5 MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time, to the extent permitted by Law, Buyer and Sellers may, by written agreement, modify, amend or supplement any term or provision of this Agreement and any term or provision of this Agreement may be waived in writing by the Party which is entitled to the benefits thereof.

     9.6 GOVERNING LAW - COMPETENT JURISDICTION. This Agreement shall be governed by the laws of Belgium as to all matters, including but not limited to matters of validity, construction, effect and performance. The Courts of Kortrijk shall have exclusive jurisdiction in this respect.

     9.7 SEVERABILITY. In the event that any one or more provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule or regulation of any government (including any supranational legal authority) having jurisdiction over either of the Parties hereto or their successors or permitted assigns, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the Parties shall agree upon a modification of this Agreement

                           -15-
with respect to such illegal or unenforceable provision to eliminate such invalidity.

     9.8 FORCE MAJEURE. Neither Party hereunder shall be held liable or deemed to be in default under this Agreement if prevented from performance of its obligations by reason of force majeure or other contingencies beyond its control, including, but not limited to, strikes, fire, earthquakes, wars, restraints affecting transportation, natural calamities or acts of any government or supranational legal authority.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in eight (8) original copies as of the day and year first above written, Buyer and each Seller acknowledging receipt of one original copy. In addition, the Parties hereto have caused the Schedules hereto to be duly executed in two (2) original copies as of the day and year first above written, Buyer and Sellers acknowledging receipt of one original copy, respectively.


          [BUYER]

          Detection Systems, Inc.

          By /s/ Lawrence R. Tracy
               Name:          Lawrence R. Tracy
               Title:    Officer

          [SELLERS]

          1.   V.M.H. N.V

               By  /s/  [Illegible]

          2.   V.R.C. N.V.

               By  /s/  [Illegible]

          3.   Ets. Victor Dambois S.A.

               By  /s/  [Illegible]

          4.   Transport International Nieuwenhuyze N.V.

               By /s/   [Illegible]

                           -16-
          5.   /s/ Mrs. Raymond Van Marcke
               Mrs. Raymond Van Marcke


          6.   /s/ Bruno Van Marcke
               Mr. Bruno Van Marcke


          7.   /s/ Carl Van Marcke
               Mr. Carl Van Marcke



LIST OF SCHEDULES*


Schedule 1:    Letter of Gemel Italia - April 14, 1997.

Schedule 2: Audited accounts of the Company related to the financial year ended December 31, 1996.

Schedule 3: Disclosure regarding the due diligence performed on June 10 and 11, 1997.

Schedule 4:    List of the Sellers.

Schedule 5:    Amendment of the Escrow Agreement.

Schedule 6:    A. Pending litigations.
               B. Collective bargaining agreements.

Schedule 7:    Samenwerkingsovereenkomst SDM.

Schedule 8:    Statutes of Radio Active Systems.

*copies of Schedules will be provided upon request.